Exhibit 3.21
ARTICLES OF INCORPORATION
OF
WESTERN OIL WELL SERVICE CO.
A Montana Close Corporation
     I, the undersigned, natural person of the age of twenty-one (21) years or more acting as Incorporator of a corporation under the Montana Close Corporation Act, adopt the following Articles of Incorporation for such corporation:
     FIRST: The name of the statutory close corporation WESTERN OIL WELL SERVICE CO.
     SECOND: The period of its duration is perpetual.
     THIRD: The purpose or purposes for which the corporation is organized are: To conduct oil well servicing business and all matters attendant thereto.
     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Thousand Five Hundred (2,500). Each share shall have no par value.
     FIFTH: Provisions limiting or denying to shareholders the preemptive right to acquire additional or treasury shares of the corporation are: None.
     SIXTH: The mailing and physical address of the initial registered office of the corporation is: P. O. Box 99, Marsh Road, Glendive, Montana 59330, and the name of the initial registered agent at such address is: GARY A. KUNICK.
     SEVENTH: The number of directors constituting the initial board of directors of the corporation is two (2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS
GARY A. KUNICK	P. O. Box 99
Glendive, Montana 59330

MAX DILLARD	450 Gears Road
Houston, Texas 77057
     EIGHTH: An individual may hold more than one or all of the offices of this corporation.
     NINTH: The name and address of the Incorporator is:

NAME	ADDRESS
GARY A. KUNICK	P. O. Box 99
Glendive, Montana 59330

/s/ Gary A. Kunick

GARY A. KUNICK, INCORPORATOR